EXHIBIT 99.1

PRESS RELEASE

Contact:  James W. McCarty, Jr.
          Vice President and Chief Financial Officer
          540-955-2510
          jmccarty@bankofclarke.com

                EAGLE FINANCIAL SERVICES, INC. ANNOUNCES RECORD
                       NET INCOME AND QUARTERLY DIVIDEND

          BERRYVILLE, Va., January 30 -- EAGLE FINANCIAL SERVICES, INC. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, Bank of Clarke County Trust Department and Eagle Investment Services, announces 2003 financial results and its 2004 first quarter dividend. The Company's common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

          The Company's net income for the year ended December 31, 2003 was $4,036,696. This represents a $492,795 or 14% increase over net income of $3,543,901 during 2002. Earnings per share were $2.71 and $2.41 for 2003 and 2002, respectively, which represents an increase of $0.30 or 12%.

          Total assets of the Company as of December 31, 2003 were $352.1 million, which represents an increase of $59.5 million or 20% from total assets of $292.6 million as of December 31, 2002.

          A dividend of $0.20 per share will be paid on February 16, 2004 to shareholders on record as of February 2, 2004. This represents an increase of $0.02 or 11% over the February 14, 2003 dividend of $0.18 per share. The Company's total dividend was $0.75 per share for 2003 as compared to $0.64 per share for 2002.